Exhibit 10.11.1

MAXLINEAR, INC.

2051 Palomar Airport Road, Suite 100

Carlsbad, CA 92011

December 8, 2009

Patrick McCready

[Address]

Subject: Offer of Employment

Dear Patrick:

I would like to offer you our heartfelt congratulations on your selection as a final candidate for a position at MaxLinear, Inc. You have met the exacting meritocracy standards of personal and professional achievement to which we hold all our employees. We are truly excited to extend you an offer of employment at MaxLinear as specified below. Your acceptance of our offer will represent an important milestone in our rapid growth as a fabless, communications IC company.

First and foremost, we immensely value your superior qualities of proven technical competence, and passion for excellence. Your personal attributes are congruent with our cherished EPIC values – “Excellence, People, Integrity, and Compassion”. Together, with your able partnership, we aim to build a world class IC Company.

Most importantly, we believe that MaxLinear represents what is best about Engineering. In our workplace, we foster an environment of risk-taking & reward, along with a relentless focus on customer-driven products. By being true to this principle, we are determined to create a company with a business model and an organization that will set altogether new and lofty standards in work culture. In addition, MaxLinear will constantly endeavor to uphold its commitment to making “Every working day a lot of fun for all of its employees”. We thank you for your interest in MaxLinear, Inc. and look forward to unparalleled success together as partners in the same adventure.

Employment Offer

I am very pleased to offer you a position with MaxLinear, Inc. (the “Company”), as Corporate Controller, reporting to Joe Campa, our Chief Financial Officer. We are offering you an annual salary of $170,000 and 100,000 options to purchase shares of the Company’s stock subject to board of directors’ approval.

If you decide to join us, you will receive semi-monthly payments of salary, in accordance with the Company’s normal payroll procedures and you will also be eligible to receive certain employee benefits, such as paid time off, participation in our 401K plan, employer contribution towards health insurance premiums, etc. The details of these employee benefits will be explained in greater detail in a subsequent correspondence. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

Performance Evaluation Period

After the initial three (3) months of employment at MaxLinear, your performance against your job responsibilities will be evaluated by your direct supervisors. After your job performance has been deemed to be satisfactory, there will be regular follow-up performance evaluations annually or as in accordance with the MaxLinear Employee Handbook.

Equity Incentive

The Company will recommend that its Board of Directors approve a grant to you of an option to acquire the number of shares of the Company’s Common Stock, as specified in the compensation proposal above. These options will be subject to the terms and conditions of the 2004 Stock Option Plan and the form of option agreement approved by the Board. To the extent possible, this option will be an “incentive stock option” (ISO) under federal tax law. The exercise price for the option will equal the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. The option will vest and become exercisable over four years based on your continued employment with the Company. One-quarter of the shares will vest on the first anniversary of the effective date of your employment with the Company, and the remaining shares will vest ratably in equal monthly installments over the 36 months after such first anniversary. No right to any shares will be earned or accrued until such time as they have become fully vested. In addition, the issuance of shares to you will not confer any right to continued vesting or employment.

•	For the purposes of salary calculation, there are 24 semi-monthly salary payments

Other Employment Terms

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the effective date of your employment, or our employment relationship with you may be terminated. If you anticipate you may have immigration issues, please advise us now so that we may start to investigate those issues prior to your effective date.

We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, non-disclosure of the Company’s proprietary information, and arbitration of disputes between you and the Company. Please note that we must receive this signed agreement on or before your effective date.

To accept the Company’s employment proposal, please sign and date the Acceptance Form attached to this letter; and, to maintain the confidentiality of compensation information, return a copy of ONLY the Acceptance Form page to me by fax at 760-444-8598. A duplicate original of this letter is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the President of the Company and you.

This offer of employment will terminate if it is not accepted, signed and returned by December 11, 2009. We look forward to your favorable reply and to working with you at MaxLinear, Inc.

Sincerely,
FOR MAXLINEAR, INC.

Joe Campa
Chief Financial Officer

OFFER ACCEPTANCE FORM

The terms of the letter dated December 8, 2009 are agreed to and accepted:

Printed Name: ___________________________

Signature: _____________________________

Date: _________________________________

Anticipated Start Date: ____________________

Enclosures:

1.	Employment, Confidential Information, Invention Assignment and Arbitration Agreement
2.	MaxLinear Mission Statement
3.	MaxLinear 2009 – 2010 Benefit Summary